EXHIBIT 8.1

Writer’s Direct Dial: 020-7614-2390

January 20, 2009

KT Corporation

206 Jungja-dong

Bundang-gu, Sungnam,

Gyunggi-do, Korea, 463-711

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to KT Corporation, a corporation duly organized and existing under the laws of the Republic of Korea (“Parent”), in connection with the transactions contemplated by the Merger Agreement dated January 20, 2009 (the “Agreement”) by and between Parent and KT Freetel Co., Ltd. (“the Company”), a corporation duly organized and existing under the laws of the Republic of Korea (such transactions, the “Merger”). At your request, and in connection with the Registration Statement on Form F-4 of KT Corporation to be filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material U.S. federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.

In arriving at the opinion expressed below, we have relied, with the consent of Parent and the Company, upon the accuracy and completeness of the statements and representations (which statements or representations we have neither investigated nor verified) contained in a certain letter to us from the officers of Parent dated the date hereof, and we have assumed that such statements and representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete as of the effective date of the Merger, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We also have relied upon the accuracy and completeness of the Merger Agreement and the Registration Statement.

In arriving at the opinion expressed below, we have assumed, without making any independent investigation, that all documents furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been (or in the case of drafts, will be) duly authorized, executed and delivered. We also have assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the Republic of Korea, and (iii) the Company is not and has not been a PFIC for U.S. federal income tax purposes.

The opinion expressed below is based on the Internal Revenue Code of 1986 (the “Code”) and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion herein other than as to the federal income tax laws of the United States. We also express no opinion on any issue relating to the tax consequences of the Merger other than those set forth below. We undertake no responsibility to advise you of any future change in the matters stated herein or in the U.S. federal income tax laws or the application or interpretation thereof.

Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Furthermore, this opinion is not a comprehensive description of all U.S. federal income tax consequences that may be relevant to any particular stockholder of the Company, including tax consequences that arise from rules of general application or that generally are assumed to be known by stockholders. In particular, this opinion only addresses the tax treatment of U.S. holders that hold their Company common stock as a capital asset and does not address the tax treatment of Company stockholders that are subject to special rules, such as stockholders that are financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, persons that hold their Company stock as part of a straddle, hedge, constructive sale or conversion transaction, persons that acquired their shares of Company common stock through the exercise of employee stock options or otherwise as compensation, persons that own or are deemed to own 10% or more of any class of stock in the Company or Parent, or persons who exercise their appraisal rights under Korean law.

Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) U.S. holders of Company common stock will not recognize any taxable gain or loss on the exchange of their stock for Parent common stock, but will recognize taxable gain or loss in respect of any cash received instead of a fractional Parent common share that they otherwise would be entitled to receive.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/S/ SHELDON H. ALSTER
Sheldon H. Alster, a Partner